Via U.S. Mail and Fax
Mr. Stebbins B. Chandor, Jr.
Chief Financial Officer
iPCS, Inc.
1901 North Roselle Road
Schaumburg, Illinois 60195

								February 14, 2006

RE:		iPCS, Inc.
		Form 10-K for the fiscal year ended September 30, 2005
		File No. 333-32064

Dear Mr. Chandor:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director
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Mr. David A. R. Evans
Salem Communications Corporation
November 29, 2004
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE